EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration statement on Form S-3 of our report dated February 24, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to guarantor subsidiaries described in Note 6 which is as of May 3, 2011, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Unit Corporation’s Current Report on Form 8-K dated May 3, 2011. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers

Tulsa, Oklahoma

May 3, 2011